SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G


                                    ICO, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449293109
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                  July 17, 2002
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


                  [ ]  RULE 13d-1(b)
                  [X]  RULE 13d-1(c)
                  [ ]  RULE 13d-1(d)

CUSIP NO. 449293109                                                  Page 2 of 9
-------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P. 13-3688497
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      598,613 Shares
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      598,613 Shares
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person :
         598,613 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         2.4 % of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO. 449293109                                                  Page 3 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I 13-3953291
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
  (a)
  (b) [X] Reporting Person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4)  Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      797,410 Shares
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      797,410 Shares
                              --------------------------------------------------
                              8) Shared Dispositive Power

-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         797,410 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         3.3 % of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person: PN
-------------------------------------------------------------------------------

CUSIP NO. 449263109                                                  Page 4 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      391,320 Shares
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      391,320 Shares
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         391,320 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         1.6 % of Common Stock
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

CUSIP NO. 449263109                                                  Page 5 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital Management, LLC 13-4018186
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) [X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  New York
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      1,396,023 Shares (1)
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      1,396,023 Shares(1)
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         1,396,023 Shares(1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         5.7% of Common Stock(1)
-------------------------------------------------------------------------------
12) Type of Reporting Person: 0O (Limited Liability Company)
-------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 449263109                                                  Page 6 of 9
--------------------------------------------------------------------------------
1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital, Inc. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions) (a) (b)
[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Cayman Islands
-------------------------------------------------------------------------------
                              5) Sole Voting Power:
                                      391,320 Shares (1)
NUMBER OF SHARES              --------------------------------------------------
BENEFICIALLY OWNED            6) Shared Voting Power
BY EACH REPORTING
PERSON WITH                   --------------------------------------------------
                              7) Sole Dispositive Power:
                                      391,320 Shares (1)
                              --------------------------------------------------
                              8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         391,320 Shares(1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         1.6% of Common Stock(1)
-------------------------------------------------------------------------------
12) Type of Reporting Person: CO
-------------------------------------------------------------------------------
(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:

         ICO, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         5333 Westheimer, Suite 600, Houston, Texas 77056
         -------------------------------------------------------------------


ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------


ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, NY 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and Partners I are Delaware Limited Partnerships
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         -------------------------------------------------------------------
         WCM is a New York Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, No Par Value
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  449293109
                           ---------

ITEM 3.  If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         None of the reporting persons is an entity specified in Rule 13d-1(b)
(1)(ii).

ITEM 4.  Ownership:

(a) Amount beneficially owned by all reporting persons:  1,787,343 Shares
(b) Percent of class:  7.3 % of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                  1,787,343 Shares
         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                  1,787,343 Shares
         (iv)  shared power to dispose or to direct the disposition
----

ITEM 5.  Ownership of five percent or less of a class.

         Not applicable.

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   November 5, 2002

                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                              By:   Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                        ---------------------------
                                            Nelson Obus, Managing Member


                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                              By:   Wynnefield Capital Management, LLC,
                                    General Partner

                                    By: /s/ Nelson Obus
                                        ---------------------------
                                            Nelson Obus, Managing Member


                              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                              By:   Wynnefield Capital, Inc.


                                    By: /s/ Nelson Obus
                                        ---------------------------
                                            Nelson Obus, President


                              WYNNEFIELD CAPITAL MANAGEMENT, LLC

                              By:       /s/ Nelson Obus
                                        ---------------------------
                                            Nelson Obus, Managing Member

                              WYNNEFIELD CAPITAL, INC.

                              By:       /s/ Nelson Obus
                                        ---------------------------
                                            Nelson Obus, President

                                                                       Exhibit 1


                            AGREEMENT OF JOINT FILING



     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, no par value, of ICO, Inc., a Texas corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

Dated: as of November 5, 2002         WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                                      By:  Wynnefield Capital Management, LLC,
                                           General Partner

                                      By:  /s/ Nelson Obus
                                           --------------------------------
                                           Nelson Obus, Co-Managing Member

                                      WYNNEFIELD PARTNERS SMALL CAP VALUE,
                                        L.P. I

                                      By:  Wynnefield Capital Management, LLC,
                                           General Partner

                                      By: /s/ Nelson Obus
                                          --------------------------------
                                          Nelson Obus, Co-Managing Member

                                      WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND,
                                        LTD.

                                      By:  Wynnefield Capital, Inc.


                                      By: /s/ Nelson Obus
                                          --------------------------------
                                          Nelson Obus, President

                                      WYNNEFIELD CAPITAL MANAGEMENT, LLC

                                      By: /s/ Nelson Obus
                                          --------------------------------
                                          Nelson Obus, Co-Managing Member

                                      WYNNEFIELD CAPITAL, INC.

                                      By: /s/ Nelson Obus
                                          --------------------------------
                                          Nelson Obus, President